Exhibit 10.52
FIRST AMENDMENT TO LEASE AGREEMENT
THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “First Amendment”) is entered into effective as of February 4, 2020 (the “First Amendment Date”), by and between WESTERN OFFICE PORTFOLIO PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and DICERNA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
RECITALS:
A.Landlord, as landlord, and Tenant, as tenant, entered into that certain Lease Agreement dated August 26, 2019 (the “Existing Lease”), relating to the leasing of certain premises (the “Current Premises”), consisting of approximately 15,781 rentable square feet, commonly known as Suite 100 in the building located at 4949 Pearl East Circle, Boulder, Colorado 80301 (the “Building”), said Premises being more particularly described in the Existing Lease.
B.Landlord and Tenant desire (i) to provide for the leasing of the First Expansion Premises (as defined below), (ii) to establish the term of the Lease as to the First Expansion Premises, (iii) to establish the Basic Rent for the First Expansion Premises Term (as defined below), and (iv) to amend other terms of the Existing Lease, all subject and pursuant to the terms and conditions set forth below.
NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
AGREEMENT:
1.Incorporation of Recitals. The foregoing Recitals shall be incorporated as though fully set forth herein.

2.	First Expansion Premises.
2.1    Lease of the First Expansion Premises. On the First Expansion Premises Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, those certain premises, commonly known as Suite 300, consisting of approximately 6,985 rentable square feet of space on the 3rd floor of the Building and being more particularly depicted on Exhibit “A” attached hereto and incorporated herein (the “First Expansion Premises”).
2.2    Condition of the First Expansion Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the First Expansion Premises or the Building or with respect to the suitability of any part of the same for the conduct of Tenant’s business. The taking of possession of the First Expansion Premises by Tenant shall conclusively establish that the First Expansion Premises and the Building were at such time in a good and sanitary order, condition and repair acceptable to Tenant. Except as expressly set forth in Exhibit B attached hereto, Tenant shall be conclusively deemed to have accepted the First Expansion Premises “AS IS” in the condition existing on the First Expansion Premises Commencement Date, and to have waived all claims relating to the condition of the First Expansion Premises. Except as expressly set forth on Exhibit B attached hereto, Landlord shall not have any obligation to construct or install any improvements or alterations, or to pay for any such construction or installation, in or on the First Expansion Premises.
3.Combined Premises; The Premises. As used herein, the “Combined Premises” shall mean, collectively, (a) the Current Premises plus (b) the First Expansion Premises. Landlord and Tenant acknowledge and agree that (i) the Combined Premises shall consist of approximately 22,766 rentable square feet, subject to verification and adjustment with respect to the First Expansion Premises only, in accordance with the terms and conditions of Section 26.3 of the Existing Lease and (ii) the Combined Premises shall be identified as Suites 100 and 300 in the Building. From and after the First Expansion Premises Commencement Date, the Lease is amended such that all references in the Lease to the “Premises” shall be deemed to refer to the Combined Premises, except that in no event shall the fact that Tenant is conducting business in the First Expansion Premises trigger the Commencement Date with respect to the Existing Premises (which Commencement Date shall be governed by the Existing Lease).

4.	Term.

4.1    First Expansion Premises Term. The term of the Lease for the First Expansion Premises (the "First Expansion Premises Term") shall commence on the First Expansion Premises Commencement Date and terminate on the Expiration Date (which is at 5:00 p.m. local time on the last day of the 87th full calendar month following the Commencement Date (as defined in the Existing Lease)), such that the Term as to the Current Premises and the First Expansion Premises Term are coterminous. From and after the First Expansion Premises Commencement Date, the Lease is amended such that all references in the Lease to the “Term” of the Lease shall be deemed to include reference to the First Expansion Premises Term.
4.2    First Expansion Premises Commencement Date. The date on which Landlord tenders possession of the First Expansion Premises to Tenant shall be the “First Expansion Premises Commencement Date”. Landlord and Tenant presently anticipate that possession of the First Expansion Premises will be tendered to Tenant within three business days following Tenant’s full execution and delivery of this First Amendment to Landlord. Except to the extent expressly included as part of the First Expansion Premises Work, as set forth on Exhibit B attached hereto, any Tenant improvements, alterations, repairs or maintenance to the First Expansion Premises shall be performed in accordance with Section 8 of the Existing Lease and at Tenant’s sole cost and expense.
4.3    Commencement Date Memorandum. Promptly following the First Expansion Premises Commencement Date, Landlord and Tenant shall execute a commencement date memorandum, in the form of Exhibit C attached hereto (the “Commencement Date Memorandum”), acknowledging that Tenant has accepted possession of the First Expansion Premises, and reciting the exact First Expansion Premises Commencement Date. The failure by either party, or both parties, to execute the Commencement Date Memorandum shall not affect the rights or obligations of either party hereunder. The Commencement Date Memorandum, when so executed and delivered, shall be deemed to be a part of the Lease.

5.	Rent and Other Terms.

5.1	Monthly Base Rent.
(a)    For the Current Premises. Tenant shall continue to pay Rent as to the Current Premises pursuant to the terms and conditions of the Lease.
(b)    For the First Expansion Premises. Beginning on the First Expansion Premises Commencement Date, and continuing throughout the First Expansion Premises Term, Tenant shall pay Basic Rent for the First Expansion Premises, accruing on and after the First Expansion Premises Commencement Date and monthly thereafter, as Basic Rent for the First Expansion Premises Term, as follows:

Months of the First Expansion Premises Term	Annual Basic Rent Rate Per Rentable Square Foot in the First Expansion Premises	Monthly Basic Rent
First Expansion Premises Commencement Date – 12	$26.00	$15,134.17
13 – 24	$26.78	$15,588.19
25 – 36	$27.58	$16,053.86
37 – 48	$28.41	$16,536.99
49 – 60	$29.26	$17,031.76
61 – 72	$30.14	$17,543.99
73 – 84	$31.05	$18,073.69

85 – Expiration Date	$31.98	$18,615.03

5.2	Tenant’s Share of Operating Expenses.
(a)    For the Current Premises. Tenant shall continue to pay Tenant’s Proportionate Share of Operating Costs and Taxes for the Current Premises pursuant to the terms and conditions of the Existing Lease.
(b)    For the First Expansion Premises. Beginning on the First Expansion Premises Commencement Date, and continuing throughout the First Expansion Premises Term, Tenant shall pay, in addition to Tenant’s Proportionate Share of Operating Costs and Taxes for the Current Premises, Tenant’s Proportionate Share of Operating Costs and Taxes for the First Expansion Premises. “ Tenant’s Proportionate Share” allocable to the First Expansion Premises shall mean that fraction, the numerator of which is the total number of rentable square feet of the First Expansion Premises (i.e. 6,985 square feet) and the denominator of which is the number of rentable square feet in the Building (i.e., 29,201 square feet), and is equal to 23.92%, subject to adjustment in accordance with the terms and conditions of the Lease.
5.3     Tenant’s Covenant to Pay Rent. Tenant agrees to pay to Landlord at Landlord’s Address, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor as set forth in the Lease and without any deduction or offset whatsoever, Basic Rent, Additional Rent and all other amounts due under the Lease during the First Expansion Premises Term (collectively, “Rent”). Basic Rent shall be paid monthly in advance on the first day of each month of the First Expansion Premises Term. Basic Rent shall be prorated for partial months within the First Expansion Premises Term. Unpaid Rent shall accrue interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in the Lease.
6. Continuation of Tenant’s Options. Tenant’s options to extend the Term as to the Current Premises for two additional terms of five years each, as set forth in Exhibit H to the Existing Lease, shall apply, mutatis mutandis, as to the First Expansion Premises.
7.Tender of Possession of the Current Premises. Landlord and Tenant acknowledge and agree that Tenant’s full execution and delivery of the Lease to Landlord occurred on October 2, 2019 when Tenant delivered to Landlord Tenant’s Letter of Credit. Therefore, (a) the Estimated Delivery Date shall mean April 2, 2020, (ii) the Liquidated Damages Date shall mean July 2, 2020, and (iii) the Delayed Delivery Termination Date shall mean April 2, 2021.

8.	Letter of Credit.
8.1    Modification to Existing Lease. Section 26.5.6 of the Existing Lease is amended by deleting the table therein, and replacing it with the following:

Lease Month	Required Tenant’s Letter of Credit Amount
1 – 36	$500,000.00
37 – The date that is 60 days after the end of the Term or any renewal Term	$350,000.00
8.2    Tenant’s First Expansion Premises Letter of Credit. Concurrently with the execution and delivery of this First Amendment, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under the Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under the Lease, a standby, unconditional, irrevocable, transferable letter of credit (“Tenant’s First Expansion Premises Letter of Credit”) in the form of Exhibit J to the Existing Lease and containing the terms required herein, in the face amount set forth in Section
26.5.6 of the existing Lease (as modified by Section 8.1 of this First Amendment) (“Tenant’s First Expansion Premises Letter of Credit Amount”), naming Landlord as beneficiary, permitting multiple and partial draws thereon, in compliance with all of the requirements as are applicable to Tenant’s Letter of Credit (including satisfaction of Tenant’s LC Issuer Requirements) and otherwise in form acceptable to Landlord in its sole discretion; provided however, that no delay in the delivery of the Tenant’s First Expansion Premises Letter of Credit shall delay the First Expansion Premises Commencement Date.

From and after the date that Tenant delivers Tenant’s First Expansion Premises Letter of Credit to Landlord, the Lease is amended such that all references in the Lease to the “Tenant’s Letter of Credit” shall be deemed to refer to the Tenant’s Letter of Credit and the Tenant’s First Expansion Premises Letter of Credit.
9.Parking. From and after the First Expansion Premises Commencement Date, Exhibit G of the Existing Lease is amended such that the number of spaces being made available to Tenant in the Parking Area is increased from 47 to 68.
10.Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this First Amendment, other than Lodge Commercial Partners, Inc. as Tenant’s broker and WWR Real Estate Services, LLC as Landlord’s broker, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party.
11.Confidentiality. Section 25.22 of the Existing Lease is hereby incorporated herein as if fully set forth in the body of this First Amendment.

12.	General Provisions.
12.1    Ratification. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Combined Premises, the Building or the Complex, or with respect to the suitability of any part of the same for the conduct of Tenant’s business. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Tenant further confirms and ratifies that, as of the First Amendment Date, (i) the Existing Lease is and remains in good standing and in full force and effect and has not been modified except as provided by this First Amendment; (ii) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant; and (iii) as of the First Amendment Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant.
12.2    Scope of Amendment; Defined Terms. Except as expressly provided in this First Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this First Amendment and the Existing Lease as to the specific matters which are the subject of this First Amendment, the terms and conditions of this First Amendment shall control. All capitalized terms used in this First Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the First Amendment Date, in the Existing Lease shall refer to the Existing Lease as modified by this First Amendment.
12.3    Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.
12.4    Entire Agreement. The Existing Lease, as amended by this First Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.
12.5    Power and Authority. Tenant has not assigned or transferred any interest in the Lease and has full power and authority to execute this First Amendment.
12.6    Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this First Amendment, the parties may execute and exchange, by telephone facsimile or electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this First Amendment to physically form one document.

12.7    Attorneys’ fees. In the event of litigation arising out of or in connection with this First Amendment, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.
12.8    Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.
12.9    No Option. The submission of this document for examination and review does not constitute an option or an offer to lease space in the Building or an agreement to lease. This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant and will be effective only upon Landlord’s execution of the same.
12.10    List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.
Exhibit A    -    Outline of First Expansion Premises

Exhibit B	- Tenant Finish First Expansion Premises Work: Allowance (Landlord Performs the First Expansion Premises Work)
Exhibit C    -    Form of Confirmation of Commencement Date Letter Exhibit D    -    Right of First Offer

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be executed as of the First Amendment Date.

LANDLORD:

WESTERN OFFICE PORTFOLIO PROPERTY OWNER LLC,
a Delaware limited liability company

By:    /s/ Andrew Dremyuga
Name: Andrew Dremyuga
Title:    Authorized Signatory

TENANT:

DICERNA PHARMACEUTICALS, INC. ,
a Delaware corporation    ·
By:    /s/ John B. Green/
Name: John B. Green
Title:    Chief Financial Officer

SIGNATURE PAGE

FIRST AMENDMENT TO OFFICE LEASE
4949 PEARL EAST CIRCLE, SUITES 100 AND 300
BOULDER, COLORADO 80301

EXHIBIT A
OUTLINE OF FIRST EXPANSION PREMISES

EXHIBIT B

TENANT FINISH-WORK: ALLOWANCE
(Landlord Performs the First Expansion Premises Work)

1.Acceptance of First Expansion Premises. Tenant accepts the First Expansion Premises in their “AS-IS” condition on the date that this First Amendment is entered into. Tenant intends to immediately accept Landlord’s delivery of the First Expansion Premises and conduct business therein, and intends to vacate the First Expansion Premises on or around the date on which Landlord delivers the Current Premises to Tenant with the Work in the Current Premises Substantially Completed, pursuant to the terms of the Existing Lease. Landlord and Tenant acknowledge and agree that on or prior to the First Expansion Premises Vacation Date (as defined below), Tenant shall vacate the First Expansion Premises and remove all personnel and all furniture, fixtures and equipment installed by Tenant, all at Tenant’s sole cost and expense, unless otherwise agreed to by Landlord in writing. Within 15 business days after the Work in the Current Premises is Substantially Completed, Landlord and Tenant will agree on a date by which Tenant shall vacate the First Expansion Premises (the “First Expansion Premises Vacation Date”); provided however, that if Landlord and Tenant fail agree on the First Expansion Premises Vacation Date within such 15 business day period, then the First Expansion Premises Vacation Date shall be the date that is 10 business days after the date on which the working drawings are fully approved (or deemed approved) by both Landlord and Tenant, as contemplated in Section 3.2 of this Exhibit. Tenant acknowledges and agrees that Landlord is not obligated to commence any First Expansion Premises Work, as contemplated by this Exhibit, unless and until Tenant vacates the First Expansion Premises pursuant to the terms of this Section 1.

2.	Space Plans.

2.1    Preparation and Delivery. On or before the tenth day following date on which Landlord delivers the Current Premises to Tenant with the Work in the Current Premises Substantially Completed, pursuant to the terms of the Existing Lease (the “First Amendment Space Plans Delivery Deadline”), Tenant shall deliver to Landlord a space plan prepared by a design consultant reasonably acceptable to Landlord (the “Architect”) depicting improvements to be installed in the First Expansion Premises (the “First Expansion Premises Space Plans”).

2.2    Approval Process. Landlord shall notify Tenant whether it approves of the submitted First Expansion Premises Space Plans within five business days after Tenant’s submission thereof. If Landlord disapproves of such First Expansion Premises Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such First Expansion Premises Space Plans in accordance with Landlord’s objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted First Expansion Premises Space Plans within three business days after its receipt thereof. This process shall be repeated until the First Expansion Premises Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial First Expansion Premises Space Plans within five business days (or, in the case of resubmitted First Expansion Premises Space Plans, within three business days) after the submission thereof, then Landlord shall be deemed to have approved the First Expansion Premises Space Plans in question. If Tenant fails to timely deliver such First Expansion Premises Space Plans, then each day after the First Amendment Space Plans Delivery Deadline that such First Expansion Premises Space Plans are not delivered to Landlord shall be a Tenant Delay Day (defined below).

3.	First Expansion Premises Working Drawings.

3.1    Preparation and Delivery. On or before the date which is 15 days following the final approval of the First Expansion Premises Space Plans, as outlined in Section 2 above, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the First Expansion Premises and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Such working drawings shall be prepared by Architect or another design consultant selected by Landlord. Unless otherwise expressly included in the approved First Expansion Premises Space Plans to the contrary, the First Expansion Premises Work shall be performed utilizing Building-standard materials and other materials that are readily available.

3.2    Approval Process. Tenant shall notify Landlord in writing whether it approves of the submitted working drawings within five business days after Landlord’s submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within five business days after such notice, revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within three business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within five business days (or, in the case of resubmitted working drawings, within three business days) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s unreasonable withholding of its consent or delay in giving its written approval as to such working drawings shall constitute a Tenant Delay Day. If the working drawings are not fully approved (or deemed approved) by both Landlord and Tenant by the 15th business day after the delivery of the initial draft thereof to Tenant, then each day after such time period that such working drawings are not fully approved (or deemed approved) by both Landlord and Tenant shall constitute a Tenant Delay Day.

3.3     Landlord’s Approval; Performance of First Expansion Premises Work. If any of Tenant’s proposed construction work will affect the Building’s Structure or the Building’s Systems, then the working drawings pertaining thereto must be approved by the Project’s engineer of record. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not (1) adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Project’s restrooms or mechanical rooms), or (2) affect (in the sole discretion of Landlord) (A) the exterior appearance of the Project, (B) the appearance of the Project’s common areas or elevator lobby areas, or
(C) the provision of services to other occupants of the Project, (c) such working drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner for the entire First Expansion Premises, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “First Expansion Premises Working Drawings” means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “First Expansion Premises Work” means all improvements to be constructed by Landlord in accordance with and as indicated on the First Expansion Premises Working Drawings, together with any work required by governmental authorities to be made to other areas of the Project as a result of the improvements indicated by the First Expansion Premises Working Drawings. The First Expansion Premises Work shall include the installation of an appropriate conduit for the containment of fiber optic cables, such that Tenant can install fiber optic cables (i) between the Current Premises and Suite 100 MDF/Server Room, and (ii) between the First Expansion Premises and the Suite 300 IDF closet, and Landlord hereby grants Tenant reasonable access to such areas of the Project as required in order to complete such installation, provided that any such installations shall constitute Tenant’s Off-Premises Equipment, as applicable. Landlord’s approval of the First Expansion Premises Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the First Expansion Premises Working Drawings to evidence its review and approval thereof. After the First Expansion Premises Working Drawings have been approved, Landlord shall cause the First Expansion Premises Work to be performed in substantial accordance with the First Expansion Premises Working Drawings, using contractors and subcontractors selected by Landlord.

4.Bidding of First Expansion Premises Work. Tenant has the right to elect to use the same general contractor as was selected for the Work in the Current Premises by providing written notice of such election to Landlord. If Tenant does not elect to use such contractor, then, prior to commencing the First Expansion Premises Work, Landlord shall competitively bid the First Expansion Premises Work to two contractors selected by Landlord and one contractor selected by the Tenant, and reasonably approved by Landlord. If the estimated First Expansion Premises Construction Costs are expected to exceed the First Expansion Premises Construction Allowance, Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of Tenant’s requested alterations. In such case, Tenant shall notify Landlord of any items in the First Expansion Premises Working Drawings that Tenant desires to change within five business days after Landlord’s submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such five business day period, Tenant shall be deemed to have approved the bids. Within seven business days following Landlord’s submission of the initial construction bids to Tenant under the foregoing provisions (if applicable), Tenant shall have completed all of the following items: (a) finalized with Landlord’s representative and the proposed contractor, the pricing of any requested revisions to the bids for the First Expansion Premises Work, and (b) approved in writing any overage in the First Expansion Premises Construction Costs in excess of the First Expansion Premises Construction Allowance, failing which each day after such seven business day period shall constitute a Tenant Delay Day. Tenant and Landlord acknowledge and agree that Tenant shall select the contractor for the First Expansion Premises Work based on the bids, provided however that Tenant’s decision shall be subject to Landlord’s reasonable approval of such contractor’s bid.

5.Change Orders. Tenant may initiate changes in the First Expansion Premises Work. Each such change must receive the prior written approval of Landlord, such approval shall be granted or withheld in accordance with the standards set forth in Section 3.3 above; additionally, if any such requested change might (a) delay the First Expansion Premises Commencement Date or (b) leave any portion of the First Expansion Premises not fully finished and ready for occupancy, Landlord may withhold its consent in its sole and absolute discretion. Landlord shall, upon completion of the First Expansion Premises Work, cause to be prepared accurate architectural, mechanical, electrical and plumbing “as-built” plans of the First Expansion Premises Work as constructed in both blueprint and electronic CADD format, which plan shall be incorporated into this 0 by this reference for all purposes. If Tenant requests any changes to the First Expansion Premises Work described in the First Expansion Premises Space Plans or the First Expansion Premises Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the First Expansion Premises Construction Costs.

6.Definitions. As used herein, a “Tenant Delay Day” means each day of delay in the performance of the First Expansion Premises Work that occurs (a) because Tenant fails to timely furnish any information or deliver or approve any required documents such as the First Expansion Premises Space Plans or First Expansion Premises Working Drawings (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (b) because of any change by Tenant to the Space Plans or First Expansion Premises Working Drawings, (c) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the First Expansion Premises Space Plans or First Expansion Premises Working Drawings, or in connection with the performance of the First Expansion Premises Work, (d) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or any materials that are not readily available, or (e) because a Tenant Party otherwise delays completion of the First Expansion Premises Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the First Expansion Premises Work in the First Expansion Premises is substantially completed (as reasonably determined by Landlord, including, if applicable, Landlord’s receipt of a Letter of Completion or other similar approval from the City of Boulder) in substantial accordance with the First Expansion Premises Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord.

7.Walk-Through; Punchlist. When Landlord considers the First Expansion Premises Work in the First Expansion Premises to be Substantially Completed, Landlord will notify Tenant and,

within three business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the First Expansion Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the First Expansion Premises Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the First Expansion Premises Work to complete all punchlist items within 30 days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8.Excess Costs. Tenant shall pay the entire amount by which the First Expansion Premises Construction Costs (hereinafter defined) exceed the First Expansion Premises Construction Allowance (hereinafter defined) (such excess amount being referred to herein as the “Excess Amount”). Upon approval of the First Expansion Premises Working Drawings and selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the First Expansion Premises Construction Costs and sets forth the First Expansion Premises Construction Allowance, and (b) pay to Landlord 50% of Landlord’s estimate of the Excess Amount. Within 30 days after Substantial Completion of the First Expansion Premises Work, Tenant shall pay to Landlord any remaining unpaid portion of the Excess Amount. In the event of default of payment of any portion of the Excess Amount, Landlord (in addition to all other remedies) shall have the same rights as for an Event of Default under this Lease. As used herein, “First Expansion Premises Construction Costs” means the entire cost of performing the First Expansion Premises Work, including design of and space planning for the First Expansion Premises Work and preparation of the First Expansion Premises Working Drawings and the final “as-built” plan of the First Expansion Premises Work, costs of construction labor and materials, electrical usage during construction, additional janitorial services, standard building directory and suite tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by Law, any applicable governmental fees, and the construction supervision fee referenced in Section 11 of this Exhibit.

9.First Expansion Premises Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $60.00 per rentable square foot in the First Expansion Premises (the “First Expansion Premises Construction Allowance”) to be applied toward the First Expansion Premises Construction Costs, as adjusted for any changes to the First Expansion Premises Work. The First Expansion Premises Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the First Expansion Premises Construction Costs, if, as, and when the cost of the First Expansion Premises Work is actually incurred and paid by Landlord. The First Expansion Premises Construction Allowance must be used (that is, the First Expansion Premises Work must be fully complete and the First Expansion Premises Construction Allowance disbursed) within 18 months following the First Expansion Premises Commencement Date (the “Allowance Deadline”) or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto; provided, however, that if both parties are diligently pursuing completion of the First Expansion Premises Work, the Allowance Deadline will be extended by one day for each delay day caused by any force majeure event described in Section 25.3 of the Existing Lease. In no event shall any portion of the First Expansion Premises Construction Allowance be used towards the cost of the Work in the Existing Premises or towards the payment of Rent.

10.First Expansion Premises Space Plan Allowance. Landlord will provide up to $0.15 per rentable square foot of the First Expansion Premises (the “First Expansion Premises Space Plan Allowance”) to be applied towards the costs incurred for Architect's preparation of the Space Plans. Tenant shall be responsible for any space planning costs incurred in excess of the First Expansion Premises Space Plan Allowance. The First Expansion Premises Space Plan Allowance is in addition to the First Expansion Premises Construction Allowance. In no event shall any portion of the First Expansion Premises Space Plan Allowance be used to fund any portion of the First Expansion Premises Construction Costs or to offset Tenant's Rent payments under the Lease. If the Architect is engaged by Landlord, and the cost of the space plan exceeds the First Expansion Premises Space Plan Allowance, such excess costs will be considered First Expansion Premises Construction Costs and payable by Tenant in accordance with Section 8 of this Exhibit. The First Expansion Premises Space Plan Allowance

shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the First Expansion Premises Construction Costs, if, as, and when the cost of the First Expansion Premises Work is actually incurred and paid by Landlord. The First Expansion Premises Space Plan Allowance must be used (that is, the First Expansion Premises Work must be fully complete and the First Expansion Premises Space Plan Allowance disbursed) on or before the Allowance Deadline or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto; provided, however, that if both parties are diligently pursuing completion of the First Expansion Premises Work, the Allowance Deadline will be extended by one day for each delay day caused by any force majeure event described in Section 25.3 of the Existing Lease.

11.Construction Management. Landlord or its Affiliate or agent shall supervise the First Expansion Premises Work, make disbursements required to be made to the contractor, and act as a liaison between the contractor and Tenant and coordinate the relationship between the First Expansion Premises Work, the Project and the Building’s Systems. Landlord or its Affiliate or agent shall use commercially reasonable efforts to coordinate weekly telephonic or in-person status meetings with Tenant’s Representative. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to five percent of the First Expansion Premises Construction Costs (exclusive of the construction supervision fee).

12.Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Rob Van Vleet c/o WWR Real Estate Services, LLC 1375 Walnut Street, Suite 10 Boulder, CO 80302 Telephone: 303.442.8687 Email: rob@wwreynolds.com
Tenant’s Representative:	Rick Gurmendi Telephone: 303.884.4166 Email: rgurmendi@yahoo.com

13.Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 8.1 and 21 of the Existing Lease shall govern the performance of the First Expansion Premises Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C
CONFIRMATION OF FIRST EXPANSION PREMISES COMMENCEMENT DATE

    , 2020

Dicerna Pharmaceuticals, Inc. 4949 Pearl East Circle, Suite 100
Boulder, Colorado 80301

Re: Lease Agreement dated August 26, 2019 (“Original Lease”), as amended by the First Amendment to Lease Agreement dated January , 2020 (“First Amendment” and collectively with the Original Lease, the “Lease”) between WESTERN OFFICE PORTFOLIO PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and DICERNA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the First Amendment.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1.Condition of First Expansion Premises. Tenant has accepted possession of the First Expansion Premises pursuant to the First Amendment. Furthermore, Tenant acknowledges that the First Expansion Premises are suitable for the Permitted Use.

2.First Expansion Premises Commencement Date. The First Expansion Premises Commencement Date is     , 2020.

3.Expiration Date. The First Expansion Premises Term shall be coterminous with the expiration of the Original Lease.

4.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

5.Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

    , on behalf of Landlord

By:     Name:     Title:

Agreed and accepted:

DICERNA PHARMACEUTICALS, INC.,
a Delaware corporation

By:     Name:     Title:

EXHIBIT D RIGHT OF FIRST OFFER

Subject to then-existing renewal or expansion options or other preferential rights of other tenants, Landlord shall, prior to offering any suite on the third floor of the Building that is adjacent to the First Expansion Premises (the “Offer Space”) to any party (other than the then-current tenant or occupant therein), first offer to lease to Tenant the Offer Space in an “AS-IS” condition; such offer shall (a) be in writing, (b) specify the part of the Offer Space being offered to Tenant hereunder (the “Designated Offer Space”), and (c) specify the lease terms for the Designated Offer Space, including the rent to be paid for the Designated Offer Space and the date on which the Designated Offer Space shall be included in the Premises (the “Offer Notice”). The Offer Notice shall be substantially similar to the Offer Notice attached to this Exhibit. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Offer Space on the terms set forth in the Offer Notice, within three days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Designated Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Designated Offer Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice. Notwithstanding anything in this Exhibit to the contrary, if prior to Landlord’s delivery to Tenant of the Offer Notice, Landlord has received a Third Party Offer to lease all or part of the Offer Space, and Landlord is willing to accept the terms of such Third Party Offer, and such Third Party Offer includes space in excess of the Offer Space, then Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer. To the extent that multiple tenants have rights to lease the Offer Space, Landlord may elect to deliver an Offer Notice to Tenant and such third party tenants at the same time, and if both Tenant and another third party tenant accept the Offer Notice, the party with the superior rights shall prevail.

If Tenant fails or is unable to timely exercise its right hereunder with respect to the Designated Offer Space, then such right shall lapse with respect to the Designated Offer Space, time being of the essence with respect to the exercise thereof (it being understood that Tenant’s right hereunder is a one- time right only as to each Designated Offer Space the first time it is offered to Tenant hereunder), and Landlord may lease all or a portion of the Designated Offer Space to third parties on such terms as Landlord may elect. For purposes hereof, if an Offer Notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Exhibit. Unless otherwise agreed in writing by Landlord and Tenant’s real estate broker, in no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

Tenant’s rights under this Exhibit shall terminate, at Landlord’s option, if (a) an Event of Default exists as of the date of Tenant’s exercise of its rights under this Exhibit or as of the effective date of the addition of the Designated Offer Space to the Premises, (b) the Lease or Tenant’s right to possession of any of the Premises is terminated, (c) Tenant assigns its interest in the Lease or sublets any portion of the Premises, (d) Tenant fails to lease from Landlord and occupy at least the same number of rentable square feet leased to Tenant as of the First Expansion Premises Commencement Date, (e) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of the First Amendment, (f) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof, or (g) less than two full calendar years remain in the initial Term of the Lease.

Tenant’s rights under this Exhibit shall not apply to leases that allow tenants in the Building to use such space as unfinished storage area and other temporary leases to provide temporary space to tenants that ultimately will occupy other space in the Building on a permanent basis, any management space, tenant relocation space and other building space/amenities (conference center, fitness center, etc.).

FORM OF OFFER NOTICE

[Insert Date of Notice]

BY FEDEX

Dicerna Pharmaceuticals, Inc. 4949 Pearl East Circle, Suite 100
Boulder, Colorado 80301

Re: Lease Agreement dated August 26, 2019 (“Original Lease”), as amended by the First Amendment to Lease Agreement dated January , 2020 (“First Amendment” and collectively with the Original Lease, the “Lease”) between WESTERN OFFICE PORTFOLIO PROPERTY OWNER LLC, a Delaware limited liability company (“Landlord”), and DICERNA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Pursuant to the Right of First Offer attached to the First Amendment, this is an Offer Notice on Suite     . The basic terms and conditions are as follows:

LOCATION:

SIZE:         rentable square feet

BASIC RENT RATE:    Initially, $     per rentable square foot in the Designated Offer Space,
with     % annual increases

TERM:

IMPROVEMENTS:

COMMENCEMENT:

PARKING TERMS:

OTHER MATERIAL TERMS:

Under the terms of the Right of First Offer, you must exercise your rights, if at all, as to the Designated Offer Space on the depiction attached to this Offer Notice within three days after Landlord delivers such Offer Notice. Accordingly, you have until 5:00 p.m. local time on
    , 20 , to exercise your rights under the Right of First Offer and accept the terms as contained herein, failing which your rights under the Right of First Offer shall terminate and Landlord shall be free to lease the Designated Offer Space to any third party. If possible, any earlier response would be appreciated. Please note that your acceptance of this Offer Notice shall be irrevocable and may not be rescinded.

Upon receipt of your acceptance herein, Landlord and Tenant shall execute an amendment to the Lease memorializing the terms of this Offer Notice including the inclusion of the Designated Offer Space in the Premises; provided, however, that the failure by Landlord and Tenant to execute such amendment shall not affect the inclusion of such Designated Offer Space in the Premises in accordance with this Offer Notice.

THE FAILURE TO ACCEPT THIS OFFER NOTICE BY (a) DESIGNATING THE “ACCEPTED” BOX, AND (b) EXECUTING AND RETURNING THIS OFFER NOTICE TO LANDLORD WITHOUT MODIFICATION WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF TENANT’S RIGHTS UNDER THE RIGHT OF FIRST OFFER, AND TENANT SHALL HAVE NO FURTHER RIGHTS TO THE DESIGNATED OFFER SPACE. THE FAILURE TO EXECUTE THIS LETTER WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF THIS OFFER NOTICE.

Should you have any questions, do not hesitate to call.

Sincerely,

    , on behalf of Landlord

By:

Name:

Title:

[please check appropriate box] ACCEPTED    ☐
REJECTED    ☐

By:     Name:     Title:     Date:

Enclosure [attach depiction of Designated Offer Space]